Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our reports dated March 29, 2012, March 19, 2013 as to the effects of the restatements discussed in Note 1, relating to the consolidated financial statements and financial statement schedule of Identive Group, Inc. and subsidiaries (the “Company”) as of December 31, 2011 appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

September 19, 2013